EXHIBIT 8.1

September 7, 2006	Mayer, Brown, Rowe & Maw LLP
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Chicago, Illinois 60606-4637

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CNH Capital Receivables LLC
100 South Saunders Road
Lake Forest, Illinois 60045

CNH Equipment Trust 2006-B
100 South Saunders Road
Lake Forest, Illinois 60045

Re:	CNH Capital Receivables LLC
Registration Statement on Form S-3 (No. 333-130656)

We have acted as special counsel for CNH Capital Receivables LLC, a Delaware limited liability company (the “Company”) and for CNH Equipment Trust 2006-B, a Delaware statutory trust (the “Trust”), in connection with (a) the above-captioned registration statement and (b) the offering of notes (the “Notes”) described in the related preliminary prospectus supplement dated September 6, 2006 (the “Preliminary Prospectus Supplement”) and base prospectus dated September 6, 2006 (the “Base Prospectus”; and collectively with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. As described in the Preliminary Prospectus, the Notes will be issued on or about September 19, 2006 by CNH Equipment Trust 2006-B (the “Trust”), a trust formed by the Company pursuant to a trust agreement between the Company and The Bank of New York, as trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and JPMorgan Chase Bank, N.A., as indenture trustee.

In that connection, we are generally familiar with the proceedings required to be taken by the Company in connection with the proposed authorization and issuance of the Notes and have examined copies of such documents, company records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Preliminary Prospectus, the Trust Agreement and forms of the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”).

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Independent Mexico City Correspondent:  Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. We will not seek tax rulings from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that the IRS may not take positions contrary to those stated in our opinions.

Based on the foregoing, and assuming that the Operative Documents with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements set forth in the Base Prospectus relating to the Notes under the captions “U.S. Federal Income Tax Consequences” (to the extent they constitute matters of federal law or legal conclusions with respect thereto) and “Illinois State Tax Consequences” (to the extent they constitute matters of Illinois law or legal conclusions with respect thereto) (as modified by the statements, if any, set forth under the headings “Summary of Terms—Tax Status” in the related Preliminary Prospectus Supplement) are based upon reasonable interpretations of existing U.S. federal tax law. To the extent that such discussions expressly state our opinion, or state that our opinion has been or will be provided as to the Notes, we hereby confirm and adopt such opinion herein. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS position or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We consent to the filing of this letter as an exhibit to a Form 8-K and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement or the Preliminary Prospectus, including this exhibit.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP